EXHIBIT 99.1

HSN, Inc. Reports Second Quarter 2012 Results

For the Second Quarter 2012:

  Net sales increased 6% with digital sales up 12%
  Income from continuing operations per diluted share increased 13% to $0.61
  HSNi repurchased over $100 million of stock, or approximately 2.8 million shares

ST. PETERSBURG, Fla., Aug. 1, 2012 (GLOBE NEWSWIRE) -- HSN, Inc. (Nasdaq:HSNI) reported results for the second quarter ended June 30, 2012 for HSN, Inc. ("HSNi") and its two operating segments, HSN and Cornerstone.

Table 1
SUMMARY RESULTS AND KEY OPERATING METRICS (a)
($ in millions, except per share and average price point amounts)

	Q2 2012	Q2 2011	Change

Net Sales	$ 767.2	$ 721.1	6%
Non-GAAP:
Adjusted EBITDA	$ 79.6	$ 76.6	4%
Adjusted Net Income	$ 39.3	$ 37.0	6%
Adjusted EPS	$ 0.67	$ 0.61	10%
GAAP:
Operating Income	$ 65.3	$ 60.7	8%
Income from continuing operations	$ 35.6	$ 32.6	9%
Diluted EPS from continuing operations	$ 0.61	$ 0.54	13%
Net Income (b)	$ 30.7	$ 32.0	(4%)
Diluted EPS (b)	$ 0.53	$ 0.53	0%

HSNi:
Average price point	$ 64.54	$ 66.42	(3%)
Units shipped (millions)	13.5	12.4	9%
Gross profit margin	38.2%	38.0%	20 bps
Return rate	17.8%	17.9%	10 bps
Digital sales penetration (c)	43.4%	41.1%	230 bps

(a) HSNi's two operating segments, HSN and Cornerstone, are presented separately in Tables 2 and 3 of this release.
(b) Included in these results are losses in Q2 2012 of $4.9 million, or $0.08 per diluted share, and in Q2 2011 of $0.6 million, or $0.01 per diluted share, related to two Cornerstone brands included in discontinued operations.
(c) Digital net sales as a percent of total HSNi net sales.

See reconciliation of Non-GAAP to GAAP measures in Table 4.

Second Quarter 2012 Results vs Second Quarter 2011 Results

  HSNi's net sales grew 6% over the prior year to $767.2 million. HSN's net sales increased 4% to $501.9 million, including 8% growth in digital sales. Cornerstone's net sales increased 11% to $265.3 million, including 17% growth in digital sales.

  HSNi's Adjusted EBITDA increased 4% to $79.6 million. This result was driven by a 6% increase in net sales and a 20 basis point increase in gross profit margin, partially offset by an 8% increase in operating expenses (excluding non-cash charges). Operating income increased 8% to $65.3 million.

  HSNi repositioned its Cornerstone portfolio through the acquisition of Chasing Fireflies and the divestitures of Smith+Noble and The Territory Ahead. The results for Smith+Noble and The Territory Ahead are reported as discontinued operations and financial results for the current and prior year periods have been reclassified accordingly.

  Adjusted EPS increased 10% to $0.67 compared to $0.61 in the prior year. GAAP income from continuing operations per diluted share increased 13% to $0.61 compared to $0.54 in the prior year.

  During the second quarter, HSNi repurchased 2.8 million shares of its common stock at a cost of $104.4 million, or an average cost of $37.80 per share. From inception of the program through July 31, 2012, HSNi repurchased a total of 4.7 million shares of its common stock at a cost of $173.9 million, or an average cost of $37.15 per share.

"This quarter, we made excellent progress in building our interactive, content-driven, direct to consumer portfolio of aspirational lifestyle brands," said Mindy Grossman, CEO of HSN, Inc. "Our consistent execution enabled us to achieve sales growth of 6%, digital sales growth of 12%, and customer file growth across the portfolio. We completed the acquisition of Chasing Fireflies and the divestitures of Smith+Noble and The Territory Ahead as we reposition the Cornerstone portfolio for the future.  We also continued to drive shareholder value by doubling the pace of our share repurchase program from Q1 and declaring another cash dividend."

Table 2
SEGMENT RESULTS
($ in millions)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2012	2011	Change	2012	2011	Change
Net Sales
HSN	$ 501.9	$ 482.0	4%	$ 1,043.9	$ 1,008.2	4%
Cornerstone	265.3	239.1	11%	461.2	412.1	12%
Total HSNi	$ 767.2	$ 721.1	6%	$ 1,505.1	$ 1,420.3	6%

Gross Profit
HSN	$ 181.7	$ 173.7	5%	$ 370.1	$ 350.9	5%
Cornerstone	111.7	100.3	11%	190.3	166.0	15%
Total HSNi	$ 293.4	$ 274.0	7%	$ 560.4	$ 516.9	8%

Adjusted EBITDA (Non-GAAP measure)
HSN	$ 52.7	$ 51.6	2%	$ 110.0	$ 103.8	6%
Cornerstone	26.9	25.0	8%	35.8	31.1	15%
Total HSNi	$ 79.6	$ 76.6	4%	$ 145.9	$ 135.0	8%

Operating Income
HSN	$ 43.3	$ 40.8	6%	$ 90.8	$ 81.6	11%
Cornerstone	22.0	19.9	11%	25.8	22.0	17%
Total HSNi	$ 65.3	$ 60.7	8%	$ 116.6	$ 103.6	13%

See reconciliation of non-GAAP to GAAP measures in Table 4.

Table 3
SEGMENT KEY OPERATING METRICS

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	Change	2012	2011	Change
HSN:
Average price point	$ 58.64	$ 61.99	(5%)	$ 60.95	$ 63.22	(4%)
Units shipped (millions)	10.2	9.3	10%	20.4	19.2	6%
Gross profit margin	36.2%	36.0%	20 bps	35.5%	34.8%	70 bps
Return rate	19.9%	19.4%	(50 bps)	19.6%	20.1%	50 bps
Digital sales penetration (a)	33.8%	32.6%	120 bps	34.4%	32.9%	150 bps
Cornerstone:
Average price point	$ 81.73	$ 78.89	4%	$ 76.59	$ 71.27	7%
Units shipped (millions)	3.3	3.1	7%	6.2	6.0	3%
Gross profit margin	42.1%	42.0%	10 bps	41.3%	40.3%	100 bps
Return rate	13.3%	14.5%	120 bps	13.7%	15.0%	130 bps
Digital sales penetration (a)	61.7%	58.4%	330 bps	62.6%	59.3%	330 bps
Catalog circulation (millions)	77.2	70.8	9%	145.8	128.2	14%

(a) Digital net sales as a percent of segment net sales.

HSN Segment Results for the Second Quarter 2012

HSN's net sales were $501.9 million, an increase of 4% from the prior year. Digital sales grew 8% with penetration increasing 120 basis points to 33.8%. Sales grew primarily in home design, beauty and fashion, offset by a sales decline in electronics.  The average price point decreased 5% and the units shipped increased 10% primarily due to changes in product mix. The return rate increased 50 basis points to 19.9% from 19.4%.

Gross profit increased 5% to $181.7 million. Gross profit margin improved 20 basis points to 36.2% from 36.0%. The margin was positively impacted by the product mix shift and lower transaction costs, partially offset by an increase in shipping and handling promotions.

Adjusted EBITDA increased 2% to $52.7 million compared to $51.6 million in the prior year.  The increase was due to the 4% growth in net sales, offset by an increase in operating expenses primarily from employee-related costs, digital marketing and technology investments. Operating income increased 6% to $43.3 million compared to $40.8 million in the prior year.

Cornerstone Segment Results for the Second Quarter 2012

Net sales for Cornerstone increased 11% to $265.3 million compared to the prior year due to strength in the home brands. Sales declines in the apparel brands were offset by the addition of Chasing Fireflies to the portfolio. Digital sales grew 17% with penetration increasing 330 basis points to 61.7%. The return rate decreased 120 basis points to 13.3% from 14.5%.

Gross profit increased 11% to $111.7 million. Gross profit margin increased 10 basis points to 42.1% from 42.0%. The margin was positively impacted by lower inbound freight costs in the home brands, offset by increased promotional activity.

Adjusted EBITDA increased 8% to $26.9 million. The increase was largely due to growth in net sales, partially offset by an increase in selling and marketing costs, particularly catalog production and distribution costs, and an increase in operating expenses from Chasing Fireflies. Operating income was $22.0 million compared to $19.9 million in the prior year.

Cornerstone strengthened its portfolio through the acquisition of Chasing Fireflies, a premium children's and family lifestyle brand, in April 2012 and the divestitures of Smith+Noble, a brand specializing in window treatments, in May 2012 and The Territory Ahead, a brand specializing in the sale of casual apparel for men and women, in July 2012. Smith+Noble and The Territory Ahead reported a loss from operations, net of tax, of $1.7 million and $0.6 million for the three months ended June 30, 2012 and 2011, respectively. Cornerstone also recognized a loss on the sale of these brands of $3.2 million, net of tax. The results for Smith+Noble and The Territory Ahead are reported as discontinued operations and financial results for the current and prior year periods have been reclassified accordingly.

Liquidity and Capital Resources

As of June 30, 2012, HSNi had cash and cash equivalents of $181.3 million compared to $381.8 million at December 31, 2011 and $337.4 million at June 30, 2011. Net cash used in operating activities in the six months ended June 30, 2012 was $3.0 million compared to $1.8 million in the prior year.

During the second quarter, HSNi repurchased 2.8 million shares of its common stock at a cost of $104.4 million, or an average cost of $37.80 per share, pursuant to its share repurchase program for 10 million shares authorized in September 2011. From inception of the program through July 31, 2012, HSNi repurchased a total of 4.7 million shares of its common stock at a cost of $173.9 million, or an average cost of $37.15 per share.

On April 25, 2012, HSNi announced that it had entered into a new $600 million five-year credit facility, replacing a $150 million revolving credit facility that was set to expire in July 2013.

As previously announced, effective today, HSNi is fully redeeming its $240 million 11.25% Senior Notes due in 2016 at a price of 105.625% of the principal amount plus accrued and unpaid interest to the redemption date.  HSNi funded the redemption through the use of its $250 million delayed draw term loan and cash on hand. HSNi expects to report approximately $18.3 million in pre-tax charges associated with the redemption of the Senior Notes in the third quarter of 2012.  These charges will result from the redemption premium of $13.5 million with the balance of $4.8 million related to the write-off of unamortized issuance costs and original issue discount.

Effective August 1, 2012, the Board of Directors approved a cash dividend of $0.125 per share. The dividend will be paid on September 19, 2012 to HSNi's record holders as of September 5, 2012.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release may contain forward-looking statements relating to the future performance of HSNi, its operating segments and its consolidated subsidiaries that are based on current expectations, forecasts and assumptions. These statements relate to expectations concerning matters that are not historical fact. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and such statements involve inherent risks and uncertainties. Although we believe our expectations are based on reasonable estimates and assumptions, they are not guarantees of performance and there are a number of known and unknown risks, uncertainties, contingencies and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include but are not limited to: the influence of the macroeconomic environment and its impact on consumer confidence and spending levels; changes in political, business and economic conditions, particularly those that affect consumer confidence, consumer spending or digital sales growth; changes in our relationships with pay television operators, vendors, manufacturers and other third parties; changes in product delivery costs, particularly if we are unable to offset them; our ability to offer new or alternative products and services in a cost effective manner and consumer acceptance of these products and services; any technological or regulatory developments that could negatively impact the way we do business, including regulations regarding state and local sales and use taxes; HSNi's business prospects and strategy, including whether HSNi's initiatives will be effective; risks associated with possible systems failures and/or security breaches, including any breach that results in the theft, transfer or unauthorized disclosure of customer, employee or company information, or the failure to comply with various laws applicable to HSNi in the event of such a breach; and the loss of any key member of our senior management team.  More information about potential factors that could affect HSNi's business and financial results is included in our filings with the U.S. Securities and Exchange Commission.  Other unknown or unpredictable factors that could also adversely affect HSNi's business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, any forward-looking statements may not prove to be accurate. All written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. Accordingly, you should not place undue reliance on any forward-looking statements, which only reflect the views of HSNi management as of the date of this press release. Such statements speak only to the date such statements are made and HSNi does not undertake to update any forward-looking statements. Historical results should not be considered as an indication of future performance.

Conference Call

Mindy Grossman, Chief Executive Officer, and Judy Schmeling, Executive Vice President and Chief Financial Officer, will hold a conference call on August 1, 2012 at 9:00 a.m., Eastern Time, to discuss these results. Those interested in participating in the conference call should dial 877-307-0246 or 224-357-2394 at least five minutes prior to the call. There will also be a simultaneous audio webcast available via HSNi's website at http://www.hsni.com.

A replay of the conference call can be accessed until August 15, 2012 by dialing 800-585-8367 or 404-537-3406, plus the pass code 97746385 and will also be hosted on the company's website for a limited time.

About HSN, Inc.

HSN, Inc. (Nasdaq:HSNI) is a $3 billion interactive multichannel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone. HSNi offers innovative, differentiated retail experiences on TV, online, via mobile devices, in catalogs, and in brick and mortar stores. HSN, a leading interactive multichannel retailer which offers a curated assortment of exclusive products combined with top brand names, now reaches approximately 96 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com is a top 10 trafficked digital sales site that offers a differentiated digital experience by leveraging content, community and commerce. In addition to its existing media platforms, HSN is the industry leader in transactional innovation, including services such as HSN Shop by Remote®, the only service of its kind in the U.S., the HSN Shopping App for mobile handheld devices and HSN on Demand®. Cornerstone comprises leading home and apparel lifestyle brands including Ballard Designs®, Chasing Fireflies®, Frontgate®, Garnet Hill®, Grandin Road®, Improvements® and TravelSmith®. Cornerstone distributes more than 300 million catalogs annually, operates eight separate digital sales sites and operates 11 retail and outlet stores.

The HSN, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8695

GAAP FINANCIAL STATEMENTS
HSN, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net sales	$ 767,187	$ 721,064	$ 1,505,095	$ 1,420,278
Cost of sales	473,739	447,080	944,733	903,427
Gross profit	293,448	273,984	560,362	516,851
Operating expenses:
Selling and marketing	166,467	152,931	318,183	293,230
General and administrative	52,050	51,423	107,023	102,047
Depreciation and amortization	9,589	8,912	18,555	18,008
Total operating expenses	228,106	213,266	443,761	413,285
Operating income	65,342	60,718	116,601	103,566
Interest expense, net	(7,849)	(7,739)	(15,184)	(15,620)
Income from continuing operations before income taxes	57,493	52,979	101,417	87,946
Income tax provision	(21,882)	(20,422)	(38,518)	(34,089)
Income from continuing operations	35,611	32,557	62,899	53,857
Loss from discontinued operations, net of tax	(1,690)	(590)	(2,808)	(1,610)
Loss on sale of discontinued operations, net of tax	(3,174)	--	(3,174)	--
Net income	$ 30,747	$ 31,967	$ 56,917	$ 52,247

Income from continuing operations per share
Basic	$ 0.63	$ 0.56	$ 1.09	$ 0.92
Diluted	$ 0.61	$ 0.54	$ 1.06	$ 0.89

Net income per share
Basic	$ 0.54	$ 0.55	$ 0.99	$ 0.89
Diluted	$ 0.53	$ 0.53	$ 0.96	$ 0.86

Shares used in computing earnings per share:
Basic	56,970	58,648	57,640	58,432
Diluted	58,450	60,779	59,251	60,560

Dividends declared per common share	$ 0.125	$ --	$ 0.25	$ --

HSN, INC. CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)
	June 30,	December 31,	June 30,
	2012	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$ 181,314	$ 381,808	$ 337,374
Accounts receivable, net	153,119	222,583	140,265
Inventories	340,806	296,460	322,372
Deferred income taxes	23,040	24,302	26,722
Prepaid expenses and other current assets	63,682	44,966	60,633
Total current assets	761,961	970,119	887,366
Property and equipment, net	158,610	158,434	155,900
Intangible assets, net	268,057	258,048	260,342
Goodwill	9,858	--	--
Other non-current assets	11,093	8,372	9,964
TOTAL ASSETS	$ 1,209,579	$ 1,394,973	$ 1,313,572
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, trade	$ 209,314	$ 270,227	$ 190,075
Current maturities of long-term debt	--	--	17,460
Accrued expenses and other current liabilities	170,015	193,991	174,480
Total current liabilities	379,329	464,218	382,015
Long-term debt, net of current maturities	239,208	239,111	291,395
Deferred income taxes	75,094	78,131	76,399
Other long-term liabilities	15,946	23,816	19,462
Total liabilities	709,577	805,276	769,271
Total shareholders' equity	500,002	589,697	544,301
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 1,209,579	$ 1,394,973	$ 1,313,572

HSN, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)
	Six Months Ended
	June 30,
	2012	2011

Cash flows from operating activities attributable to continuing operations:
Net income	$ 56,917	$ 52,247
Loss from discontinued operations, net of tax	(5,982)	(1,610)
Income from continuing operations	62,899	53,857
Adjustments to reconcile income from continuing operations to net cash used in operating activities attributable to continuing operations:
Depreciation and amortization	18,555	18,008
Stock-based compensation expense	10,650	13,282
Amortization of debt issuance costs	1,422	1,285
Deferred income taxes	(1,775)	(1,725)
Bad debt expense	10,477	9,743
Excess tax benefits from stock-based awards	(15,235)	(5,425)
Other	116	956
Changes in current assets and liabilities:
Accounts receivable	58,763	46,231
Inventories	(45,987)	(25,184)
Prepaid expenses and other assets	(15,499)	(18,260)
Accounts payable, accrued expenses and other liabilities	(87,403)	(94,599)
Net cash used in operating activities attributable to continuing operations	(3,017)	(1,831)
Cash flows from investing activities attibutable to continuing operations:
Capital expenditures	(19,012)	(19,577)
Aquisition of business, net of cash received	(22,875)	--
Proceeds from sale of discontinued operations	5,000	--
Net cash used in investing activities attributable to continuing operations	(36,887)	(19,577)
Cash flows from financing activities attributable to continuing operations:
Payments of debt issuance costs	(4,607)	--
Repurchase of common stock	(143,718)	--
Cash dividends paid	(14,347)	--
Proceeds from issuance of common stock	5,399	6,020
Tax withholdings related to stock-based awards	(13,965)	(5,381)
Excess tax benefits from stock-based awards	15,235	5,425
Net cash (used in) provided by financing activities attributable to continuing operations	(156,003)	6,064
Total cash used in continuing operations	(195,907)	(15,344)
Cash flows from discontinued operations:
Net cash used in operating activities attributable to discontinued operations	(4,425)	(1,451)
Net cash used in investing activities attributable to discontinued operations	(162)	(90)
Total cash used in discontinued operations	(4,587)	(1,541)
Net decrease in cash and cash equivalents	(200,494)	(16,885)
Cash and cash equivalents at beginning of period	381,808	354,259
Cash and cash equivalents at end of period	$ 181,314	$ 337,374

Table 4
RECONCILIATIONS OF NON-GAAP TO GAAP MEASURES

HSN, INC. RECONCILIATION OF ADJUSTED EPS TO GAAP DILUTED EPS
(unaudited; in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Adjusted EPS	$ 0.67	$ 0.61	$ 1.19	$ 1.03
Adjusted Net Income	$ 39,264	$ 36,986	$ 70,516	$ 62,327
Stock-based compensation expense	(4,650)	(6,955)	(10,650)	(13,282)
Amortization of intangible assets	(591)	(140)	(591)	(281)
Loss on disposition of fixed assets	(31)	(51)	(74)	(113)
Deferred financing costs	(317)	--	(317)	--
Impact of income taxes	1,936	2,717	4,015	5,206
Loss from discontinued operations, net of tax	(1,690)	(590)	(2,808)	(1,610)
Loss on sale of discontinued operations, net of tax	(3,174)	--	(3,174)	--
Net Income	$ 30,747	$ 31,967	$ 56,917	$ 52,247
GAAP diluted weighted average shares outstanding	58,450	60,779	59,251	60,560
GAAP Diluted EPS	$ 0.53	$ 0.53	$ 0.96	$ 0.86

HSN, INC. RECONCILIATION OF NON-GAAP DETAILED SEGMENT RESULTS TO GAAP
(unaudited; in thousands)

	Three Months Ended			Three Months Ended
	June 30, 2012			June 30, 2011
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Adjusted EBITDA	$ 52,709	$ 26,903	$ 79,612	$ 51,624	$ 25,012	$ 76,636
Stock-based compensation expense	(2,752)	(1,898)	(4,650)	(3,781)	(3,174)	(6,955)
Depreciation and amortization	(6,609)	(2,980)	(9,589)	(6,976)	(1,936)	(8,912)
(Loss) gain on disposition of fixed assets	(31)	--	(31)	(52)	1	(51)
Operating income	$ 43,317	$ 22,025	65,342	$ 40,815	$ 19,903	60,718
Interest expense, net			(7,849)			(7,739)
Income from continuing operations before income taxes			57,493			52,979
Income tax provision			(21,882)			(20,422)
Income from continuing operations			35,611			32,557
Loss from discontinued operations, net of tax			(1,690)			(590)
Loss on sale of discontinued operations, net of tax			(3,174)			--
Net income			$ 30,747			$ 31,967

	Six Months Ended			Six Months Ended
	June 30, 2012			June 30, 2011
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Adjusted EBITDA	$ 110,031	$ 35,849	$ 145,880	$ 103,822	$ 31,147	$ 134,969
Stock-based compensation expense	(6,039)	(4,611)	(10,650)	(7,958)	(5,324)	(13,282)
Depreciation and amortization	(13,174)	(5,381)	(18,555)	(14,174)	(3,834)	(18,008)
Loss on disposition of fixed assets	(45)	(29)	(74)	(106)	(7)	(113)
Operating income	$ 90,773	$ 25,828	116,601	$ 81,584	$ 21,982	103,566
Interest expense, net			(15,184)			(15,620)
Income before income taxes			101,417			87,946
Income tax provision			(38,518)			(34,089)
Income from continuing operations			62,899			53,857
Loss from discontinued operations, net of tax			(2,808)			(1,610)
Loss on sale of discontinued operations, net of tax			(3,174)			--
Net income			$ 56,917			$ 52,247

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

HSN, INC.'S PRINCIPLES OF FINANCIAL REPORTING

HSNi reports Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. HSNi endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Adjusted EBITDA is defined as operating income excluding, if applicable: (1) non-cash charges including: (a) stock-based compensation expense, (b) amortization of intangibles, (c) depreciation and gains and losses on asset dispositions, and (d) goodwill, long-lived asset and intangible asset impairments; (2) pro forma adjustments for significant acquisitions; and (3) one-time items. Adjusted EBITDA is not a measure determined in accordance with GAAP, and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP. Adjusted EBITDA is used as a measurement of operating efficiency and overall financial performance and HSNi believes it to be a helpful measure for those evaluating companies in the retail and media industries. Adjusted EBITDA measures the amount of income generated each period that could be used to service debt, pay taxes and fund capital expenditures. Adjusted EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact to HSNi's statement of operations of certain expenses, including stock-based compensation, amortization of intangibles, depreciation, gains and losses on asset dispositions, asset impairment charges, acquisition-related accounting and one-time items.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders excluding, net of tax effects, if applicable: (1) stock-based compensation expense, (2) amortization of intangible assets, (3) gains and losses on asset dispositions, (4) goodwill, long-lived asset and intangible asset impairments, (5) pro forma adjustments for significant acquisitions, (6) one-time items and (7) discontinued operations.  We believe Adjusted Net Income is useful to investors because it represents HSNi's consolidated results taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of identified non-cash expenses or one-time items.

Adjusted EPS is defined as Adjusted Net Income divided by diluted weighted average shares outstanding for Adjusted EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, HSNi's consolidated results, taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of identified non-cash expenses or one-time items.  Adjusted Net Income and Adjusted EPS have the same limitations as Adjusted EBITDA. Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

CONTACT: Felise Glantz Kissell (Analysts/Investors)
         727-872-7529
         felise.kissell@hsn.net

         Gigi Ganatra Duff (Media)
         727-872-4808
         gigi.ganatraduff@hsn.net